Exhibit 4.3


                         Amendment No. 1
           to Stockholder Protection Rights Agreement
                               of
                  Freeport-McMoRan Sulphur Inc.

     This Amendment No. 1 (the "Amendment") to the Stockholder Protection Rights Agreement between Freeport-McMoRan Sulphur Inc. (the "Company") and Mellon Securities Trust Company, as Rights Agent (the "Rights Agent"), dated as of December 17, 1997 by and between the Company and the Rights Agent (the "Rights Agreement") is dated and effective as of August 1, 1998.

                       W I T N E S S E T H

     WHEREAS, Section  5.4 of  the  Rights Agreement  grants  the
Board of Directors of the Company the exclusive power and authority to amend the Rights Agreement;

     WHEREAS, the Company intends to enter into an Agreement and Plan of Mergers ("Merger Agreement") with McMoRan Oil & Gas Co. ("MOXY"), McMoRan Exploration Co. ("Parent"), and MOXY LLC and Brimstone LLC, (collectively, the "Merger Subs"), both Delaware limited liability companies wholly owned by the Parent.

     WHEREAS, the Company's Board of Directors desires to amend the Rights Agreement to permit MOXY, the Parent, the Merger Subs, and the Company to enter into and consummate the transactions contemplated by the Merger Agreement without triggering the rights under the Rights Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

     1.   The last  sentence  of  the  definition  of  "Acquiring
Person" in Section 1.1 of the Rights Agreement is hereby amended and restated so that said sentence shall read in its entirety as follows:

          In addition, none  of (i)  the Company,  (ii)
          any wholly-owned Subsidiary  of the  Company,
          (iii)  any  employee  benefit  plan  of   the
          Company, or  (iv) McMoRan  Oil &  Gas Co.,  a
          Delaware  corporation,  McMoRan   Exploration
          Co., a  Delaware  corporation,  MOXY  LLC,  a
          Delaware  limited   liability  company,   and
          Brimstone LLC, a  Delaware limited  liability
          company, and  their respective  Subsidiaries,
          Affiliates,   and   Associates   (hereinafter
          collectively the "MOXY Parties") shall be deemed to be an Acquiring Person.

     2. The definition of the "Beneficial Owner," and to have "Beneficial Ownership" of, and to "Beneficially Own" in Section
1.1 of the Rights Agreement is hereby amended by adding an additional paragraph at the end of the definition reading as follows:

          Notwithstanding anything  in this  definition
          of  the  "Beneficial  Owner,"  and  to   have
          "Beneficial    Ownership"    of,    and    to
          "Beneficially Own" to the contrary, none of the MOXY Parties, as defined in the last sentence of the definition of "Acquiring
          Person", shall be deemed to be the Beneficial
          Owner of, nor to have Beneficial Ownership of, nor to Beneficially Own any Common Stock solely by reason of the approval, execution or delivery by any party thereto, or by reason of the amendment or consummation of, an Agreement and Plan of Mergers by and among the Company and the MOXY Parties dated August
          1, 1998 (the "MOXY Merger Agreement").

     3. Section 5.2 of the Rights Agreement is hereby amended so as to read in its entirety as follows:

          5.2  Expiration.     The  Rights   and   this
          Agreement shall expire at the earlier of  (a)
          the  Effective  Date   of  the  MOXY   Merger
          Agreement, as defined in the definition of "Beneficial Owner," and to have "Beneficial
          Ownership" of, and  to "Beneficially Own"  in
          Section 1.1  hereof,  or (b)  the  Expiration
          Time and no Person shall have any rights pursuant to this Agreement or any Right after such date, except in the case of clause (b), if the Rights are exchanged or redeemed, as provided in Section 3.1(c), 3.1(d), 3.1(e),
          3.2 or 5.1 hereof.

     4.   The Rights  Agreement   is  hereby further  amended  by
adding at the end a new Section 5.19 reading as follows:

          5.19  MOXY Merger Agreement.  Notwithstanding
          anything in this  Agreement to the  contrary,
          none of  the approval,  execution,  delivery,
          amendment, or consummation of the MOXY Merger
          Agreement, as defined in  the definition of
          "Beneficial Owner," and  to have  "Beneficial
          Ownership" of and  to "Beneficially Own,"  or
          the transactions contemplated  thereby or  in
          connection therewith, shall cause (a) any  of
          the  MOXY   Parties,   as  defined   in   the
          definition of "Acquiring  Person", to  become
          an Acquiring Person, (b) a Stock  Acquisition
          Date to occur,  or (c) a  Separation Time  to
          occur.   Any Separation  Time that  might  or
          could otherwise  occur  related to  the  MOXY
          Merger   Agreement   or   the    transactions
          contemplated   thereby   or   in   connection
          therewith  under  this  Agreement  shall   be
          indefinitely deferred until such time as the Board of Directors may otherwise determine.

     5. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

     6. Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.

     7.   Any  reference  to  "this  Agreement"  or  "the  Rights
Agreement" shall  be  deemed to  be  a reference  to  the  Rights
Agreement as amended hereby.

     8. This Amendment, all rights hereunder and provisions hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflict of laws.

     9. This Amendment may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.

                              Freeport-McMoRan Sulphur Inc.

Attest:

By:/s/Michael C. Kilanowski, Jr.    By: /s/Robert M. Wohleber
   -----------------------------        --------------------------
   Michael C. Kilanowski, Jr.           Robert  M. Wohleber
   Secretary                            President and Chief Executive Officer


                              MELLON SECURITIES TRUST COMPANY

Attest:

By: /s/James S. McNellage        By: /s/Nathan L. Hill
   -------------------------        ------------------------
   Name:James S. McNellage          Name:Nathan L. Hill
   Title:Assistant Vice President   Title:Assistant Vice President